 The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated April 19, 2011.

Preliminary Pricing Supplement No. J194/A* To the Product Supplement No. JPM-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 April 19, 2011
Credit Suisse AG
Structured Investments	Credit Suisse $ Capped Knock-Out Notes due May 9, 2012 Linked to the American Depositary Shares of Vale S.A.

General
•
The notes are designed for investors who seek a capped return at maturity linked to the closing price of the American Depositary Shares (“ADSs”) of Vale S.A. (the “Reference Shares”), each representing one common share of Vale S.A. Investors should be willing to forgo interest and dividend payments and, if the closing price of the Reference Shares is less than the Initial Share Price by more than the Knock-Out Buffer Amount, which is expected to be 25% of the Initial Share Price (to be determined on the Pricing Date), on any trading day during the Monitoring Period and the Final Share Price is less than the Initial Share Price, be willing to lose up to 100% of their investment. If the closing price of the Reference Shares is not less than the Initial Share Price by more than the Knock-Out Buffer Amount on any trading day during the Monitoring Period, at maturity investors will be entitled to receive the principal amount of their notes and will have the opportunity to participate in the appreciation of the Reference Shares, if any, subject to the Maximum Return, which will be at least 30% (to be determined on the Pricing Date), and the Contingent Minimum Return, which will be at least 9.00% (to be determined on the Pricing Date). Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 9, 2012.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about April 21, 2011 (the “Pricing Date”) and are expected to settle on or about April 28, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The notes are linked to the ADSs of Vale S.A., each representing one common share of Vale S.A. The Reference Shares trade on the New York Stock Exchange under the ticker symbol “Vale.” For additional information on the Reference Shares, see “The Reference Shares” herein.

Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Reference Shares, as follows:
•	If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and:
•	if the Underlying Return is less than or equal to the Contingent Minimum Return, the Contingent Minimum Return;
•	if the Underlying Return is greater than the Contingent Minimum Return but less than the Maximum Return, the Underlying Return; and
•	if the Underlying Return is equal to or greater than the Maximum Return, the Maximum Return.
If a Knock-Out Event has not occurred, your payment at maturity is expected to be between $1,090.00 and $1,300 (to be determined on the Pricing Date).
•
If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the lesser of (i) the Underlying Return and (ii) the Maximum Return.

If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Share Price is less than the Initial Share Price.
Any payment on the notes is subject to our ability to pay our obligations as they become due.
Knock-Out Event:	A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the closing price of the Reference Shares is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	Expected to be 25% of the Initial Share Price (to be determined on the Pricing Date).
Monitoring Period:	The period from but excluding the Pricing Date to and including the Valuation Date.
Underlying Return:	Final Share Price – Initial Share Price Initial Share Price
Maximum Return:	Expected to be 30% (to be determined on the Pricing Date).
Contingent Minimum Return:	Expected to be 9.00% (to be determined on the Pricing Date).
Initial Share Price:**	The closing price of one Reference Share on the Pricing Date.
Final Share Price:	The closing price of one Reference Share on the Valuation Date.
Valuation Date†:	May 4, 2012
Maturity Date†:	May 9, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546E5D2
* This amended and restated preliminary pricing supplement amends, restates and supercedes Preliminary Pricing Supplement No. J194 dated April 18, 2011. We refer to this amended and restated preliminary pricing supplement as the “pricing supplement.”
** In the event that the closing price of the Reference Shares is not available on the Pricing Date, the Initial Share Price will be the closing price of one Reference Share on the immediately following trading day on which a closing price is available.
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described herein.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
April   , 2011

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. This preliminary pricing supplement amends, restates and supercedes Preliminary Pricing Supplement No. J194 dated April 18, 2011 in its entirety. You should rely only on the information contained in this Preliminary Pricing Supplement No. J194/A and in the documents listed below in making your decision to invest in the securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Reference Shares, assuming an Initial Share Price of 33, a Knock-Out Buffer Amount of 25%, a Maximum Return of 30%, a Contingent Minimum Return of 9.00% and a Share Adjustment Factor of 1.0. The actual Initial Share Price, Knock-Out Buffer Amount, Maximum Return and Contingent Minimum Return will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the closing price of the Reference Shares on the Valuation Date and on whether a Knock-Out Event occurs. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		A Knock-Out Event Does Not Occur		A Knock-Out Event Does Occur
Final Share Price	Underlying Return	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
66.00	100.00%	30.00%	$1,300.00	30.00%	$1,300.00
62.70	90.00%	30.00%	$1,300.00	30.00%	$1,300.00
59.40	80.00%	30.00%	$1,300.00	30.00%	$1,300.00
56.10	70.00%	30.00%	$1,300.00	30.00%	$1,300.00
52.80	60.00%	30.00%	$1,300.00	30.00%	$1,300.00
49.50	50.00%	30.00%	$1,300.00	30.00%	$1,300.00
46.20	40.00%	30.00%	$1,300.00	30.00%	$1,300.00
42.90	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
41.25	25.00%	25.00%	$1,250.00	25.00%	$1,250.00
39.60	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
36.30	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
36.30	9.00%	9.00%	$1,090.00	9.00%	$1,090.00
34.65	5.00%	9.00%	$1,090.00	5.00%	$1,050.00
33.00	0.00%	9.00%	$1,090.00	0.00%	$1,000.00
31.35	-5.00%	9.00%	$1,090.00	-5.00%	$950.00
29.70	-10.00%	9.00%	$1,090.00	-10.00%	$900.00
26.40	-20.00%	9.00%	$1,090.00	-20.00%	$800.00
24.75	-25.00%	9.00%	$1,090.00	-25.00%	$750.00
23.10	-30.00%	N/A	N/A	-30.00%	$700.00
19.80	-40.00%	N/A	N/A	-40.00%	$600.00
16.50	-50.00%	N/A	N/A	-50.00%	$500.00
13.20	-60.00%	N/A	N/A	-60.00%	$400.00
9.90	-70.00%	N/A	N/A	-70.00%	$300.00
6.60	-80.00%	N/A	N/A	-80.00%	$200.00
3.30	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Example 1: The closing price of the Reference Shares increases from the Initial Share Price of 33 to a Final Share Price of 49.50, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,300 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 30%)
	=	$1,300

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 50% is greater than the Maximum Return, the investor receives a payment at maturity of $1,300 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 30%)
	=	$1,300

Example 2: The closing price of the Reference Shares increases from the Initial Share Price of 33 to a Final Share Price of 39.60, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 20% is greater than the Contingent Minimum Return but less than the Maximum Return, the investor receives a payment at maturity of $1,200 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 20%)
	=	$1,200

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 20% is less than the Maximum Return, the investor receives a payment at maturity of $1,200 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 20%)
	=	$1,200

Example 3: The closing price of the Reference Shares increases from the Initial Share Price of 33 to a Final Share Price of 34.65 and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of 5% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,090.00 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 9.00%)
	=	$1,090.00

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of 10% is less than the Maximum Return, the investor receives a payment at maturity of $1,050 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 5%)
	=	$1,050

Example 4: The closing price of the Reference Shares decreases from the Initial Share Price of 33 to a Final Share Price of 26.40, and

A Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Underlying Return of -20% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,090.00 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Contingent Minimum Return)
	=	$1,000 + ($1,000 × 9.00%)
	=	$1,090.00

A Knock-Out Event has occurred. Because a Knock-Out Event has occurred and the Underlying Return of -20% is less than the Maximum Return, the investor receives a payment at maturity of $800 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the lesser of (i) the Underlying Return and (ii) the Maximum Return)
	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × -20%)
	=	$800

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL – The notes provide the opportunity to participate in the appreciation of the Reference Shares at maturity, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 30%. Accordingly, the maximum amount payable at maturity is expected to be at least $1,300 for every $1,000 principal amount of notes. If a Knock-Out Event has not occurred, in addition to the principal amount, you will be entitled to receive at maturity at least the Contingent Minimum Return of 9.00% on the notes, or a minimum payment at maturity of $1,090.00 for every $1,000 principal amount of notes. The actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 9.00%. Even if a Knock-Out Event has occurred, if the Final Share Price is greater than the Initial Share Price, in addition to the principal amount, you will be entitled to receive at maturity a return on the notes equal to the Underlying Return, subject to the Maximum Return. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs and the Final Share Price is less than the Initial Share Price, you will lose 1% of your principal for each 1% decline in the Final Share Price as compared to the Initial Share Price. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST – We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Reference Shares. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Reference Shares, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – Regardless of whether a Knock-Out Event occurs, if the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Shares, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 30%. Accordingly, the maximum amount payable at maturity is expected to be $1,300 per $1,000 principal amount of notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS – The notes are subject to closing price monitoring. As a result, if the closing price of the Reference Shares on any trading day during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 25%* of the Initial Share Price, you will not be entitled to receive the Contingent Minimum Return of 9.00%* on the notes and you will be fully exposed at maturity to any depreciation in the Reference Shares. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your investment for every 1% decrease in the Final Share Price as compared to the Initial Share Price. You will be subject to this potential loss of principal even if the Reference Shares subsequently increases such that the price of the Reference Shares is less than the Initial Share Price by not more than the Knock-Out Buffer Amount, or is equal to or greater than the Initial Share Price. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Reference Shares.

* The actual Knock-Out Buffer Amount and the actual Contingent Minimum Return on the notes will be set on the Pricing Date and will not be less than 25% and 9.00%, respectively.

•
NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Shares. In addition, the issuer of the Reference Shares (the “Reference Share Issuer”) will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Shares and the notes.

•
NO AFFILIATION WITH THE REFERENCE SHARE ISSUER – We are not affiliated with the Reference Share Issuer. We assume no responsibility for the adequacy of the information about Reference Share Issuer contained in this pricing supplement. You should make your own investigation into the Reference Shares and the Reference Share Issuer. We are not responsible for the Reference Share Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF VALE, AND THE RIGHTS OF HOLDERS OF THE SHARES OF VALE – Because the notes are linked, to the performance of an ADS representing one common share of the Reference Share Issuer (which we refer to as “Vale Underlying Stock”), you should be aware that your note is linked, in part, to the price of the ADSs and not the Vale Underlying Stock. There are important differences between the rights of holders of ADSs and holders of the Vale Underlying Stock. An ADS is a security evidenced by American Depositary Receipts that represents the Vale Underlying Stock. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of Vale or, as applicable, the relevant ADS depositary and holders of the Vale ADSs, which may be different from the rights of holders of the Vale Underlying Stock. For example, Vale may make distributions in respect of the Vale Underlying Stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of Vale Underlying Stock may be significant and may materially and adversely affect the value of the notes.

•
RISKS ASSOCIATED WITH NON-U.S. SECURITIES – An investment in the notes linked, in part, to the value of ADSs representing interests in the Vale Underlying Stock, which is issued by a Brazilian issuer, and involves risks associated investments in Brazil. The Vale ADSs are quoted and traded in U.S. dollars on the New York Stock Exchange, which may trade differently from the Vale Underlying Stock quoted in Brazilian reais and traded on both the São Paulo Stock Exchange and the LATIBEX. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in Brazil, including changes in Brazil’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of Brazil may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Brazil may be subjected to different and, in some cases, more adverse economic environment.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK – Because the ADSs of Vale are quoted and traded in U.S. dollars on the New York Stock Exchange, the Vale Underlying Stock is quoted in Brazilian reais and traded on both the São Paulo Stock Exchange and the LATIBEX, and, fluctuations in the exchange rates between the Brazilian real and the U.S. dollar will likely affect the relative value of the ADSs of Vale and the Vale Underlying Stock and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes and whether the Final Share Price of Vale ADSs will be greater than, equal to or less than its Initial Share Price. The Brazilian real has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Brazilian real and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between the Brazilian real and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil and the United States and other jurisdictions important to international trade and finance.

•
HEDGING AND TRADING IN THE REFERENCE SHARES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Shares or instruments related to the Reference Shares. We or our affiliates may also trade in the Reference Shares or instruments related to the Reference Shares from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for the Reference Shares for certain events affecting the Reference Shares. However, an adjustment will not be required in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. For additional information, see “Adjustments” below.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time engage in business with any of the Reference Share Issuer, including extending loans to, or making equity investments in, such Reference Share Issuer or providing advisory services to such Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold ADSs of the Reference Shares. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the price of the Reference Shares during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the Final Share Price has decreased, as compared to the Initial Share Price, by more than the Knock-Out Buffer Amount;

o	the expected volatility of the Reference Shares;

o	the time to maturity of the notes;

o	the dividend rate on the Reference Shares;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Shares or markets generally and which may affect the closing price of the Reference Shares;

o	the exchange rate and volatility of the exchange rates between the U.S. dollar and the Brazilian real; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

All information contained herein with respect to the Reference Shares and on Vale is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Exchange Act are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, Vale is a metals and mining company and produces iron ore, iron ore pellets, nickel, kaolin, manganese ore, ferroalloys, bauxite, alumina, aluminum, copper, coal, cobalt, precious metals, potash and other products. The ADSs, each representing one common share of Vale, no par value, are listed on the New York Stock Exchange. Vale’s SEC file number is 001-15030 and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing price (in U.S. dollars) of the Reference Shares from January 3, 2006 through April 15, 2011. The closing price of the Reference Shares on April 15, 2011 was 32.78. We obtained the closing prices of the Reference Shares below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since the commencement of trading of the Reference Shares, the price of the Reference Shares has experienced significant fluctuations.

The historical performance of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Shares on any trading day during the Monitoring Period, including on the Valuation Date. We cannot give you assurance that the performance of the Reference Shares will result in any return of your investment. Any payment on the notes is subject to our ability to pay our obligations as they become due. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Shares.

Definitions

To the extent the terms described herein differ from or are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described herein control.

For one unit of the Reference Shares, the “closing price” on any underlying business day or trading day means the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market LLC, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Reference Shares (or such other security) is listed or admitted to trading, multiplied by the Share Adjustment Factor (as defined below).

An “underlying business day” is any day, as determined by the calculation agent, that is (or, but for the occurrence of a market disruption event in respect of the Reference Shares, would have been) a day on which trading is generally conducted on the Relevant Exchange, or Related Exchanges (each as defined herein), other than a day on which one or more of such Relevant Exchanges and Related Exchanges is scheduled to close prior to its regular weekday closing time.

“Relevant Exchange” means, with respect to the Reference Shares, the principal exchange on which the Reference Shares are traded.

“Related Exchange” means, with respect to the Reference Shares, any exchange on which futures or options contracts relating to the Reference Shares are traded.

Market Disruption Events

A “market disruption event” is, in respect of the Reference Shares:

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of the Reference Shares on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the Reference Shares during the last one-half hour preceding the close of the principal trading session on the Relevant Exchange are materially inaccurate;

(c)
a suspension, absence or material limitation of trading on the primary Related Exchange or market for trading in futures or options contracts related to the Reference Shares, if available, during the one-half hour period preceding the close of the principal trading session in the of such Related Exchange or market; or

(d)	a decision to permanently discontinue trading in such futures or options contracts,

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in the Reference Shares or any instrument related to the Reference Shares or to adjust or unwind all or a material portion of any hedge position in the Reference Shares with respect to the notes.

For the purpose of determining whether a market disruption event has occurred:

(a)
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the Relevant Exchange or the primary Related Exchange or market for trading in futures or options contracts related to the Reference Shares,

(b)
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

(c)	a suspension of trading in futures or options contracts on the Reference Shares by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Shares, as determined by the calculation agent in its sole discretion; and

(d)
a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to the Reference Shares are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the calculation agent determines that a market disruption event exists on the Valuation Date, then the Valuation Date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five underlying business days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding underlying business day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the existence of a market disruption event, and (b) the calculation agent will determine the closing price of the Reference Shares on that fifth succeeding underlying business day using its good faith estimate of the settlement price of the Reference Shares that would have prevailed on the Relevant Exchange on that deemed Valuation Date occurrence of a market disruption event.

If the Valuation Date is postponed as a result of a market disruption event as described above or because the scheduled Valuation Date is not an underlying business day, then the Maturity Date will be postponed to the fifth business day following the Valuation Date as postponed.

Adjustments

For purposes of these adjustments, all adjustments to the Share Adjustment Factor will be made as if the Vale Underlying Stock is serving as the Reference Shares. Therefore, for example, if the Vale Underlying Stock is subject to a two-for-one stock split and assuming the Share Adjustment Factor is equal to one, the Share Adjustment Factor would be adjusted to be equal to two. The term “dividend,” means the dividend paid by the Reference Share Issuer, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

No adjustment to the closing price of the Reference Shares or the Share Adjustment Factor, including those described below, will be made if (1) holders of the Reference Shares are not eligible to participate in any of the transactions described below or (2) (and to the extent that) the calculation agent determines in its sole discretion that the Reference Share Issuer has adjusted the number of shares of the Vale Underlying Stock represented by one Reference Share so that the closing price of the Reference Shares would not be affected by the corporate event in question. However, to the extent that the number of shares of the Vale Underlying Stock represented by one Reference Share is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect such change.

For the purposes of calculating the closing price of the Reference Shares on any trading day during the Monitoring Period, the closing price will be multiplied by the Share Adjustment Factor, which will initially be set to 1.0. No adjustments to any Share Adjustment Factor will be required other than those specified below.

The calculation agent will not be required to make any adjustments to any Share Adjustment Factor after the close of business on the Valuation Date.

The required adjustments specified below do not cover all events that could affect the closing prices of the Reference Shares. No adjustment to the Share Adjustment Factor will be required unless such adjustment would require an increase or decrease of at least 1% of the Share Adjustment Factor, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment of the Share Adjustment Factor.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below and its determinations and calculations will be conclusive absent manifest error.

Stock Splits and Reverse Stock Splits

If the Reference Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
the number of shares that a holder of one share of the Reference Shares before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If the Reference Shares are subject to a (i) stock dividend, i.e., an issuance of additional shares of the Reference Shares, that is given ratably to all or substantially all holders of the Reference Shares, or (ii) distribution of shares of the Reference Shares as a result of the triggering of any provision of the corporate charter of the Reference Share Issuer or otherwise, then, once the Reference Shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Reference Shares.

Non-Cash Dividends or Distributions

If the Reference Share Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of such Reference Share Issuer to all or substantially all holders of the Reference Shares (other than dividends, distributions or issuances referred to under “—Stock Splits and Reverse Stock Splits” or “—Stock Dividends or Distributions” above or “—Issuance of Transferable Rights or Warrants” or “—Extraordinary Cash Dividends or Distributions” below), then, once the Reference Shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of the Reference Shares and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Reference Shares means the arithmetic average of the closing prices of one share of the Reference Shares for the ten underlying business days prior to the underlying business day immediately preceding the Ex-Dividend Date of the dividend or distribution requiring an adjustment to the Share Adjustment Factor.

The “Ex-Dividend Date,” with respect to a dividend or other distribution on the Reference Shares means the first trading day on which transactions in the Reference Shares trade on the Relevant Exchange without the right to receive that dividend or other distribution.

The “Fair Market Value” of a distribution on the Reference Shares means the value of the property distributed in respect of one share of the Reference Shares in such distribution on the Ex-Dividend Date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the Ex-Dividend Date on a U.S. national securities exchange or on a non-U.S. securities exchange or market, the Fair Market Value per share or other unit of such distributed property will equal the closing price of one share or other unit of such distributed property on such Ex-Dividend Date, as determined by the calculation agent.

Notwithstanding the foregoing, a distribution on the Reference Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section will not cause an adjustment to the Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only be treated as a Reorganization Event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on the Reference Shares described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section will not cause an adjustment to the Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

Extraordinary Cash Dividends or Distributions

If the Reference Share Issuer pays a dividend or makes another distribution consisting exclusively of cash to all or substantially all holders of the Reference Shares during any fiscal quarter during the term of the notes in an aggregate amount that, together with all other such cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section, exceeds the Dividend Threshold, then, once the Reference Shares are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of the Reference Shares and the denominator of which is the amount by which such Current Market Price exceeds the aggregate amount in cash per share that the Reference Share Issuer distributes in such cash dividend or distribution together with all other cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section to holders of the Reference Shares in excess of the Dividend Threshold for such dividend or distribution.

For the avoidance of doubt, the Share Adjustment Factor may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold for such dividends or distributions. If the Share Adjustment Factor has been previously adjusted in a particular quarterly fiscal period because of a cash dividend or distribution that exceeds the Dividend Threshold for such dividend or distribution, a subsequent adjustment will be made if the Reference Share Issuer pays a cash dividend or makes another distribution during such quarterly fiscal period in an aggregate amount that, together with other such cash dividends or distributions since the last adjustment to the Share Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold) exceeds the Dividend Threshold for such dividend or distribution. Such subsequent adjustments to the Share Adjustment Factor will only take into account the cash dividends or distributions during such quarterly fiscal period made since the last adjustment to the Share Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold.

The “Dividend Threshold,” with respect to a dividend or distribution, is equal to the sum of (x) the aggregate amount of any cash dividends or other cash distributions paid per share of the Reference Shares in the quarterly fiscal period in which the Ex-Dividend Date for such dividend or distribution occurs, plus (y) 10% of the closing price of one share of the Reference Shares on the trading day immediately preceding the Ex-Dividend Date.

Issuance of Transferable Rights or Warrants

If a Reference Share Issuer issues transferable rights or warrants to all holders of the Reference Shares holders to subscribe for or purchase shares of the Reference Shares, including new or existing rights to purchase shares of the Reference Shares, at an exercise price per share that is less than the closing price of one share of the Reference Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants, pursuant to a shareholder’s rights plan or arrangement or otherwise, and if the expiration date of such rights or warrants precedes the Maturity Date, then the Share Adjustment Factor will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new Share Adjustment Factor equals the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of shares of the Reference Shares that could be purchased in the market with the cash value of such rights or warrants distributed on one share of the Reference Shares.

The number of shares of the Reference Shares that could be purchased in the market will be based on the closing price of the Reference Shares on the date the new Share Adjustment Factor is determined. The cash value of such rights or warrants, if the rights or warrants are traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will equal the closing price of such rights or warrants, or, if the rights or warrants are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Share Adjustment Factor is determined, provided that if only two such bid prices are available, then the cash value of such rights or warrants will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such rights or warrants will equal such bid.

Reorganization Events

If, prior to the Maturity Date,

(a)	there occurs any reclassification or change of the Reference Shares, including, without limitation, as a result of the issuance of tracking stock by the Reference Share Issuer,

(b)
a Reference Share Issuer, or any surviving entity or subsequent surviving entity of such Reference Share Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity, or is the surviving entity but all outstanding shares of the Reference Shares are exchanged for or converted into other property,

(c)	any statutory exchange of the Reference Shares of a Reference Share Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	a Reference Share Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
a Reference Share Issuer issues to all of its shareholders equity securities of an issuer other than such Reference Share Issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-Off Event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of a Reference Share Issuer and is consummated and completed for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the price on any day for such Reference Shares or, in the case of a Spin-Off Event, the Share Adjustment Factor will be adjusted as set forth below.

If a Reorganization Event with respect to the Reference Shares, other than a Spin-Off Event, occurs as a result of which the holders of the Reference Shares receive Exchange Property, then the closing price on any day for the Reference Shares will be determined by reference to the value of the Exchange Property following the effective date for such Reorganization Event. The value of the Exchange Property will be calculated as the sum of the values of the components of the Exchange Property as described below:

•
If the Exchange Property consists of securities (including, without limitation, securities of the Reference Share Issuer or securities of foreign issuers represented by American depositary receipts) traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market (“Exchange Traded Securities”), the value of such Exchange Property will equal the closing price on the Relevant Exchange or market for such Exchange Traded Securities.

•
if the Exchange Property consists of cash, property other than Exchange Traded Securities or a combination thereof, the calculation agent will value such Exchange Property as if such Exchange Property was liquidated on the date holders of the Reference Shares received such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of such Exchange Property will equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation or liquidation of such non-cash Exchange Property.

“Exchange Property,” with respect to the Reference Shares that is subject to a Reorganization Event other than a Spin-Off Event, will consist of any shares of the Reference Shares that continue to be held by the holders of the Reference Shares and any securities, cash or any other assets distributed to the holders of the Reference Shares with respect to one share of the Reference Shares in or as a result of such Reorganization Event. In the event of any Reorganization Event in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the calculation agent in its sole discretion. No interest will accrue on any Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of the Reference Share Issuer that is consummated and completed for all or substantially all of such shares and that involves Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

The calculation agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs, the value thereof and its effect on the Final Share Price.

If a Spin-Off Event with respect to the Reference Share (or, with respect to the Vale ADSs, the Vale Underlying Stock) occurs, then, on and after the Ex-Dividend Date for the distribution of equity securities subject to such Spin-Off Event, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•
a fraction, the numerator of which is the closing price per share of the Reference Shares on the trading day immediately preceding the Ex-Dividend Date with respect to the Spin-Off Event and the denominator of which is the closing price per share of the Reference Shares on the trading day immediately succeeding the Ex-Dividend Date with respect to the Spin-Off Event.

As a result, following a Spin-Off Event, holders of the notes will not participate in any way in the returns or market performance of the equity securities issued to holders of the Reference Shares in such Spin-Off Event.

Delisting of ADSs or termination of ADS facility

If the Reference Shares are no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act, or included in the OTC Bulletin Board, or if the ADS facility between the Reference Share Issuer and the ADS depositary is terminated for any reason, then, on and after the date the Reference Shares are no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the calculation agent, in its sole discretion without consideration for the interests of investors, will either (A) determine the Successor Reference Shares (as defined below) to the Reference Shares after the close of the principal trading session on the trading day immediately prior to the change date in accordance with the following paragraph (each successor stock as so determined, the “Successor Reference Shares” and such successor equity security issuer, a “Successor Reference Share Issuer”) or (B) select the Vale Underlying Stock to replace the Reference Shares.

The “Successor Reference Shares” with respect to the Reference Shares will be the ADS of a company selected by the calculation agent from among the ADSs of three companies organized in, or with its principal executive office located in, the country in which the Reference Share Issuer of is organized, or has its principal executive office, and that are then registered to trade on the NYSE or The NASDAQ Stock Market with the same primary Standard Industrial Classification Code (“SIC Code”) as the Reference shares that, in the sole discretion of the calculation agent, is the most comparable to the Reference Shares, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility; provided, however, that the Successor Reference Shares will not be any ADS that is (or the underlying equity security for which is) subject to a trading restriction under the trading restriction policies of Credit Suisse or any of its affiliates that would materially limit the ability of Credit Suisse or any of its affiliates to hedge the securities with respect to such ADS (a “Hedging Restriction”); provided further that if the Successor Reference Shares cannot be identified as set forth above for which a Hedging Restriction does not exist, such Successor Reference Shares will be selected by the calculation agent and will be the ADS of a company that (i) is organized in, or with its principal executive office located in, the country in which the issuer of the Reference Shares is organized, or has its principal executive office, (ii) is then registered to trade on the NYSE or The NASDAQ Stock Market, (iii) in the sole discretion of the calculation agent, is the most comparable to the Reference Shares, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility, (iv) is within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the Reference Shares and (v) is not subject to a Hedging Restriction. Notwithstanding the foregoing, if the Successor Reference Shares cannot be identified in the country in which the issuer of the Reference Shares is organized, or has its principal executive office, as set forth above, such Successor Reference Shares will be selected by the calculation agent and will be a equity security of a company that is then registered to trade on the NYSE or The NASDAQ Stock Market with the same primary SIC Code as the Reference Shares that in the sole discretion of the calculation agent, is the most comparable to the Reference Shares, taking into account such factors as the calculation agent deems relevant including, without limitation, market capitalization, dividend history and stock price volatility and that is not subject to a Hedging Restriction.

Upon the determination by the calculation agent of any Successor Reference Shares pursuant to clause (A) of the first paragraph under “—Delisting of ADSs or termination of ADS facility,” on and after the change date, references to the “Reference Shares” will no longer be deemed to refer to the original Reference Shares and will be deemed instead to refer to any such Successor Reference Shares for all purposes, and references in this pricing supplement to “Reference Share Issuer” of the original Reference Shares will be deemed to be to any such Successor Reference Share Issuer. Upon the selection of any Successor Reference Shares by the calculation agent pursuant to clause (A) of the first paragraph under “—Delisting of ADSs or termination of ADS facility,” on and after the change date, (i) the Initial Share Price for such Successor Reference Shares will be equal to the Initial Share Price of the original Reference Shares, (ii) the Final Share Price for such Successor Reference Shares will be the closing price of one share of such Successor Reference Shares on the Valuation Date and (iii) the share adjustment factor for such Successor Reference Shares will be an amount as determined by the calculation agent in good faith as of the change date, taking into account, among other things, the closing price of the original Reference Shares on the trading day immediately preceding the change date, subject to adjustment for certain corporate events related to such Successor Reference Shares in accordance with “—Anti-dilution adjustments.”

Following the selection of the Successor Reference Shares, the Share Adjustment Factor of the Successor Reference Shares will be subject to adjustment as described above under “—Anti-dilution adjustments.”

If the Successor Reference Shares are selected, we will, or will cause the calculation agent to, provide written notice to the trustee, to us and to DTC within thirty business days immediately following the change date, of the Successor Reference Share Issuer, the Successor Reference Shares and the Initial Share Price for such Successor Reference Shares, as well as the original Reference Shares so replaced. We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the calculation agent selects the Vale Underlying Stock to replace the Reference Shares pursuant to clause (B) of the first paragraph under “—Delisting of ADSs or termination of ADS facility” above, the Share Adjustment Factor for such Reference Shares will thereafter equal the last value of the Share Adjustment Factor for the ADS multiplied by the number of Vale Underlying Stock represented by one original Reference Share, subject to further adjustments as described under “—Anti-dilution adjustments.” The closing price for such Reference Shares will be expressed in U.S. dollars, converting the closing price of the Vale Underlying Stock into U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the spot rate of the local currency of the Vale Underlying Stock relative to the U.S. dollar as reported by Reuters Group PLC (“Reuters”) on the relevant page for such rate at approximately the closing time of the relevant exchange for the Vale Underlying Stock on such day. However, (1) if such rate is not displayed on the relevant Reuters page on such date of determination, the applicable exchange rate on such day will equal an average (mean) of the bid quotations in The City of New York received by the calculation agent at approximately 11:00 a.m., New York City time, on the business day immediately following the date of determination, from three recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation) or, (2) if the calculation agent is unable to obtain three such bid quotations, the average of such bid quotations obtained from two recognized foreign exchange dealers or, (3) if the calculation agent is able to obtain such bid quotation from only one recognized foreign exchange dealer, such bid quotation, in each case for the purchase of the applicable foreign currency for U.S. dollars in the aggregate principal amount of the notes for settlement on the third business day following the date of determination. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the applicable exchange rate in its sole discretion.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Reference Shares that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that they have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of notes. For additional information, see “Underwriting” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about April 28, 2011, which will be the fifth business day following the Trade Date for the securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date or the following business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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